Exhibit 5.1

            				[Garvey, Schubert & Barer Letterhead]

August 25, 1998

Rentrak Corporation
One Airport Center
7700 N.E. Ambassador Place
Portland, OR 97220

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 (the "Registration Statement") that you intend to file with the Securities and Exchange Commission in connection with the registration, under the Securities Act of 1933, as amended, of 1,100,000 shares of common stock (the "Shares") of Rentrak Corporation (the "Company") issuable under the 1997 Equity Participation Plan of Rentrak Corporation (the "1997 Plan").

We have reviewed those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion. As to matters of fact that have not been independently established, we have relied upon representations of the Company's officers.

Subject to the foregoing, it is our opinion that, under the corporate laws of the State of Oregon, upon the issuance of the Shares by the Company in accordance with the terms of the 1997 Plan, including, without limitation, collection of the required consideration for the Shares, the Shares will be validly issued, fully paid and nonassessable securities of the Company.

This opinion is dated as of the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under Item 5 in the Registration Statement.

						Sincerely,

      /s/ Garvey, Schubert & Barer

						GARVEY, SCHUBERT & BARER